Exhibit 10.16

Offer of Employment

September 10, 2009

Mr. Paul Twohig

49 Ribaut Drive

Hilton Head Island, SC 29926

Dear Paul,

On behalf of Dunkin’ Brands, Inc. (the “Company”), I am pleased to offer you employment on the terms set forth below.

This offer of employment is contingent upon the satisfactory completion of:

•	a background screening,

•	reference checks regarding your past employment, and

•	satisfactory completion of all legal documents including non-competition and intellectual property protection agreements.

Position

You will serve in a full-time capacity as Brand Operations Officer - Dunkin’ Donuts US, reporting directly to Will Kussell, President & Chief Brand Officer - Dunkin’ Donuts Worldwide.

Start Date

Your anticipated start date is Monday, October 5, 2009.

Cash Compensation

Base Salary

You will be paid a bi-weekly salary of $14,423.08, which is equivalent to $375,000.00 on an annual basis, payable in accordance with Dunkin’ Brands’ standard payroll practices for salaried employees.

Your base salary will be reviewed annually, based on market competitiveness and your and the Company’s performance, and may be adjusted at that time in the Company’s discretion.

Short-Term Incentive

In addition to your base salary, you will be eligible to participate in the Dunkin’ Brands’ Executive Short-Term Incentive (STI) Plan with a target of 40.0% of your annual salary. The actual percentage of your Short-Term Incentive will be paid on a prorated basis based upon days employed during the 2009 Plan year, as well as Dunkin’ Brands’ overall performance, your individual job performance, your ability to meet established goals and objectives, and the terms of the Plan as they exist from time to time. A participation letter as well as a Plan document, which explains the program in detail, will be provided to you at a later date.

Please note that for 2009, Company goals have been established to provide for Short -Term Incentive Plan funding at both Budget and Target levels. While achievement of Target goals provides an opportunity for 100% funding of the Short -Term Incentive, achievement of goals at the Budget level for 2009 will provide for a level of funding that is approximately 44% of the total award opportunity, prorated to reflect your partial year of service as stated above.

Long-Term Incentive

You will be eligible to participate in the Dunkin’ Brands’ 2006 Executive Incentive Plan. You will be recommended for a grant of 250,000 shares of Restricted Stock at the then current valuation as of the date of the grant. This grant is subject to and conditioned upon the approval of the Board of Directors at the first grant meeting following your first day of employment. A Restricted Stock Agreement containing the terms and conditions of this grant and a Plan document that governs the Plan will be provided to you at a later date.

Other Compensation

Flexible Perquisites Allowance

You will be entitled to a flexible perquisites allowance of $13,858.00 per annum, payable bi-weekly ($533.00).

Relocation

You will be eligible for relocation expense reimbursement in connection with your move from Hilton Head Island, SC to the Canton, MA area. Our expectation is that you will commence relocation after a mutually agreeable date and complete your relocation within 12 months of your hire date. The details governing the Company’s relocation policy will be provided to you under separate cover. The Company will provide temporary living support for up to 12 months.

Benefits

The Company offers an attractive employee benefits program. Upon election, medical and dental coverage is effective the first of the month following your start date. Most Company-paid benefits are effective upon hire. Employee-elected benefit contributions are handled via payroll deduction.

Insurance

You will be eligible for medical, dental and disability coverage as well as various life insurance programs. Details are attached.

Retirement

Dunkin’ Brands will provide you with the opportunity to participate in the Company’s 401(k) plan for retirement savings.

Deferred Compensation

You will be eligible to participate in Dunkin’ Brands’ 2005 Non-Qualified Deferred Compensation Plan. The Plan provides a vehicle for pre-tax savings to assist you in accumulating assets for planned events during your working life and retirement. Details are attached.

Vacation

You will begin eligible to accrue vacation at a rate of three (3) weeks per year as of your first day of employment with the Company.

Proof of Right to Work

For purposes of federal immigration law, you will be required to provide to Dunkin’ Brands documentary evidence of your identity and eligibility for employment in the United States within three (3) business days of your date of hire.

Period of Employment

Your employment with the Company will be “at will”, meaning that this offer of employment does not constitute a contract of employment. If employed, you may elect to resign at any time and the Company may elect to terminate your employment at any time and for any reason.

Severance

In the event of your discharge by the Company for something other than “cause”, you will be eligible for severance equal to six (6) months of your then-current base salary, conditioned on the return and non-revocation of a full and effective release of claims by you. “Cause” means fraud; material neglect (other than as a result of illness or disability) of your duties to the Company; conduct that is not in the best interest of, or injurious to, the Company; acts of dishonesty in connection with the performance of your duties; conviction of a felony or crime involving falsehood or moral turpitude; or other circumstances that render you unable to perform the functions for which you are being hired by the Company.

Without our receipt of the full and effective release of claims, you will not be entitled to the aforementioned severance, which is in lieu of and replaces the Dunkin’ Brands’ Severance Program generally applicable to eligible Company employees.

Code of Conduct

Before you make your decision regarding this position, you should carefully review the attached Code of Conduct that you will be required to adhere to once employed by the Company. As set forth in the conflict of interest section, you will be expected to devote your full time and attention to the Company and not be actively involved in any other business.

While you are employed by Dunkin’ Brands, the Company will not utilize the services of any business in which you have held an ownership interest. Further, you will have to recuse yourself from any hiring decision involving an employee or former employee of a business in which you have held an ownership interest.

Obligations to Former Employers

In accepting this offer, you hereby certify that you have not taken any trade secret, confidential or proprietary documents or information belonging to any former employers, and that you will under no circumstances use or disclose any such information during your employment with the Company. You further certify that you will adhere scrupulously to the confidentiality and non-solicitation provisions of your agreement with Starbucks Corporation, and will promptly notify Dunkin’ Brands management in the event you believe that any work assignment for the Company threatens to bring you into breach of any such obligations. Although the Company has concluded that the non-competition provisions of your agreement with Starbucks are unenforceably overbroad, the Company remains committed to ensuring that your former employer’s legitimate business interests (i.e., in respect to the protection of its trade secrets and confidential business information, the non-solicitation of its employees, customers and prospective customers, and the like) are honored in every particular. You should consider this an express condition of your continuing employment at Dunkin’ Brands.

Non-Compete/Non-Solicitation/Confidentiality Agreement

Consistent with other senior executives, you will be asked to sign a copy of this Agreement with the Company. That document will be provided to you under separate cover.

Entire Agreement

This offer of employment contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

Term

This offer will expire at 5:00 PM on Monday, September 14, 2009.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed letter and returning it to me. We look forward to your joining Dunkin’ Brands.

Sincerely,

/s/ Will Kussell

Will Kussell
President, Dunkin’ Donuts Worldwide

I ACCEPT THE ABOVE OFFER OF EMPLOYMENT

/s/ Paul Twohig	10/5/2009
Date

cc:	Christine Deputy
Personnel File